Exhibit 10.2

LOCKHEED MARTIN CORPORATION
2009 DIRECTORS EQUITY PLAN

2017 Amendment
Distribution Timing Changes

The Board of Directors of Lockheed Martin Corporation (“Corporation”) wishes to amend the Lockheed Martin Corporation 2009 Directors Equity Plan (“Plan”) to change the time at which future awards are distributed. Accordingly, the Plan is amended as follows, effective as of January 1, 2018.

1.	A new defined term is hereby added to Article II of the Plan (immediately following the existing defined term “Director”), reading as follows:
“Director Stock Ownership Guidelines” means the stock ownership guidelines applicable to Directors, as set forth in the Lockheed Martin Corporate Governance Guidelines, as it may be amended from time to time.

2.	Section 3.2 of the Plan is amended and restated in its entirety to read as follows:
3.2     Election. On or prior to December 31 of the calendar year prior to each Award Date, a Director must, if applicable, file an election form, as provided by the Corporation, with the Secretary of the Corporation specifying the form of the Award the Director elects to receive pursuant to Section 3.1. A Director’s election shall be irrevocable during any calendar year in which it is in effect. A Director’s election as to the form of an Award shall remain in effect and shall be deemed to have been made for the next calendar year unless the Director files a revised election form with the Secretary of the Corporation by December 31 of the calendar year. Notwithstanding the foregoing, in a Director’s first year of service on the Board, an election as to the form of Award the Director elects to receive shall be valid if it is filed within 30 days after the Director commences service as a Director and in any event prior to the applicable Award Date. At the time a Director makes an election specifying the form of Award the Director elects to receive pursuant to Section 3.1, the Director also shall specify the time, manner and form of distribution, pursuant to Section 4.4, for the particular Award to which the election relates, as applicable. In the absence of an initial election as to the form of Award, the Director shall be deemed to have elected an Award consisting entirely of Units and shall be deemed to have elected a lump sum distribution payable in Stock upon his or her termination of service in accordance with Section 4.4. If a Director makes an initial election to receive Units, but does not make an election as to the time, manner and form of distribution, the Director shall be deemed to have elected a lump sum distribution payable in Stock upon his or her termination of service in accordance with Section 4.4. Any election by a Director of the time, manner and form of distribution of an Award shall be subject to change as provided in Section 4.4(f).

3.	Section 4.4 of the Plan is amended and restated in its entirety to read as follows:
4.4    Distribution of Benefits.
(a) Commencement of Benefits Distribution. Subject to the terms of Section 4.3 and this Section 4.4, each Director shall be entitled to receive a distribution of his or her Accounts upon a termination of service as a Director for any reason; provided, however, that for an Award granted on or after January 1, 2018 (together with any Dividend Equivalents thereon), a Director who as of November 1 of the calendar year prior to the Award Date for such Award has satisfied the Director Stock Ownership Guidelines shall be permitted to make an election in accordance with Section 3.2 to receive such Award (together with any Dividend Equivalents thereon) on the earlier of termination of service and the March 31 immediately following the first anniversary of the Award Date for such Award, in which case such Award (together with any Dividend Equivalents thereon) shall be distributed at such time. Benefits shall be distributed at the time or times set forth in this Section 4.4.
(b) Manner of Distribution.
(i) Basic Distributions. The benefits payable under this Section 4.4 shall be distributed to the Director in a lump sum payable entirely in Stock, unless the Director elects in writing (on forms provided by the Corporation), either at the time of making the initial election or by the time specified in Section 4.4(f), to receive a distribution of benefits entirely or partially in cash or a distribution of benefits in up to 20 annual installments. Elections with respect to any Units in the Stock Unit Account shall apply to all related Units in a Director’s Dividend Equivalent Stock Account. Payment shall be made or commence as of the later of the first Business Day of the month following the time specified in Section 4.4(a) or, if necessary to ensure that an exemption is available pursuant to Rule 16b-3 under the Exchange Act, the first Business Day of the seventh month following such time, and, in the case of installment payments, shall be made on the first Business Day of such month on an annual basis thereafter until all such installment payments have been made. To the extent an installment is payable in cash, the amount of the installment shall be equal to (i) the Fair Market Value of the Units allocated to a Director’s Accounts and subject to a cash distribution election as of the last Business Day of the month preceding the particular installment payment, divided by (ii) the number of installments yet to be paid.
(ii) Special Distribution Rules. Notwithstanding the foregoing, if the aggregate vested balance in a Director’s Accounts at the date of termination of service as a Director has a Fair Market Value equal to or less than $10,000, then the balance shall be distributed in a lump sum in cash on the first Business Day of the month following the date of termination of service as a Director. In no event shall any payment made pursuant to the previous sentence be made after March 15 of the calendar year following the year in which the Director has terminated service as a director of the Corporation. In the event of a Change in Control or a Director’s termination of service as a result of death or Disability, or in the event a Director elects to receive an Award on the earlier of termination of service and the March 31 immediately following the first anniversary of the Award Date in accordance with Section 4.4(a), the benefits payable under this Section 4.4 shall be distributed to the Director or the Director’s Beneficiaries in a lump sum in cash. A distribution under the preceding sentence in the event of a Change in Control shall be authorized only to the extent the Company determines that the resulting distribution would not subject the Director to liability for interest or tax under Section 409A of the Code. In the event a Director has elected installment payments in respect of Units held in the Director’s Accounts and prior to the final installment payment the Director dies, the remaining installment payments shall be paid to the Beneficiaries in a lump sum in cash.
(c) Form of Distribution. Stock Units shall be paid and distributed by means of a distribution of (i) an equivalent whole number of shares of Common Stock or (ii) cash in an amount equal to the Fair Market Value of an equivalent number of shares of Common Stock as of the payment time set forth in Section 4.4(a) (or, (a) in the case of installment payments under Section 4.4(b)(i), as of the last Business Day of the month preceding the particular installment payment, or (b) in the case of cash distributions as a result of Section 4.4(b)(ii), as of the date of the event that triggers the payment). Any fractional interest in a Unit shall be paid in cash and only at the time of the final distribution to a Director or his or her Beneficiaries. The Director may elect to have Stock Units credited to the Director’s Stock Unit Account and Dividend Equivalent Stock Account paid and distributed in the form of cash, whole shares of Common Stock or a combination of cash and whole shares of Common Stock by making a written election (on forms provided by the Corporation) as to the percentage the Director elects to receive in the form of cash and the percentage the Director elects to receive in whole shares of Common Stock, which election shall be made on or before the fourth Business Day preceding the initial payment date.
(d) Sub-Accounts. The Board of Directors or a committee of the Board to whom the Board has delegated its authority under this Plan (or any person to whom the Board of Directors or a committee of the Board has further delegated ministerial, bookkeeping or other non-discretionary functions pursuant to Section 6.2) may maintain such sub-accounts within a Director’s Accounts as may be necessary or convenient to determine which Units are subject to any distribution elections under Section 3.2 and Section 4.4.
(e) Limitations of Distributions. Notwithstanding anything herein to the contrary, no distribution may be made in respect of any Units prior to the six-month anniversary of the crediting of the Units to a Director’s Stock Unit Account (or, in the case of Units held in a Director’s Dividend Equivalent Stock Account, prior to the six-month anniversary of the crediting of the related Units to the Director’s Stock Unit Account). Notwithstanding any other provisions of this Plan to the contrary, in the event Section 409A(a)(2)(B)(i) of the Code applies because a Director was a key employee of the Corporation within the meaning of that section, any distribution to the Director under this Plan shall be delayed until six months after separation from service as a Director (or, if earlier, the date of the Director’s death).
(f) Timing of Distributions. A Director may change any election as to whether the distribution is to be made in a lump sum or in installment payments, with respect to all of the Director’s Accounts or with respect to one or more specific Awards under this Plan, or any election as to the time of distribution, with respect to one or more Awards under this Plan granted on or after January 1, 2018, by executing and delivering to the Corporation a new election form (on the form prescribed by the Corporation). Any such election must be made prior to the close of business on the last day on which the Director serves as a member of the Board of Directors and at least 12 months before the date the first payment would be due under the Director’s previous election; provided, however, that the first payment must be delayed by at least 60 months from the date the first payment would be due under the Director’s previous election. In the event a change of election does not satisfy the requirements of this Section 4.4(f), the election shall be void and the Director’s Award shall be distributed at the time and in the manner contemplated by the previous valid election of the Director or, if no such valid election exists, in a lump sum.